EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:
Kyle Ranson	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Michael Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces Preliminary Third Quarter Results

WILSONVILLE, Ore., October 13, 2004 – InFocus® Corporation (Nasdaq: INFS) today announced preliminary financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter are expected to be approximately $161 to $164 million, an increase of 16 percent to 18 percent over the third quarter of 2003.  This compares to the previous outlook of $170 to $180 million for the third quarter.  Gross margins are expected to be within the previous outlook of 16 percent to 18 percent and operating expenses are expected to increase modestly from the second quarter, as outlooked, due primarily to increased sales and marketing activities surrounding the launch of the new large format ultra thin micro display business and increased expenses associated with Sarbanes-Oxley internal control certification requirements. The company is now expecting to report an operating loss of $3.5 to $4.5 million for the third quarter.  Other income is expected to increase to between $5 and $6 million primarily due to the realized gain on sale of marketable equity securities during the quarter and increased royalty income from Motif, the 50/50 owned joint venture with Motorola.  Earnings per share for the third quarter are expected to be $.04 to $.05 per share.

“From a seasonality perspective, the third quarter is historically flat from the second quarter.  This year, we expected to see quarter on quarter growth due to our expansion into retail, an expected strong government buying season, and the launch of our new ultra thin micro display products.  The expected revenues for the quarter reflect softer seasonal retail and government buying in the U.S. and lower than expected demand in Asia.  In addition while we did introduce our new ultra thin micro displays in late September, the launch was later than originally planned making it difficult to ramp the supply chain fast enough to meet initial demand,” said Kyle Ranson, President and CEO of InFocus.

Due to the revenue shortfall in the third quarter, longer lead times to secure components in short supply, inventory in transit via ocean shipment to drive down freight costs and expected strong demand for the upcoming holiday buying season, inventory levels are expected to increase to approximately $155 to $160 million as of the end of the third quarter from $108 million at the end of the second quarter resulting in a corresponding decrease in cash for the quarter.

Final Quarterly Results to be Released October 26, 2004

The company is scheduled to release its third quarter 2004 financial results on October 26, 2004 and will hold a conference call at 11:00 a.m. eastern time that same day. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, rear projection televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and Digital Light Processing” and “DLP” are trademarks of Texas Instruments.